 INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 28 to Registration Statement No. 811-4369on Form N-1A of  the FBR Total Return Bond Fund of The FBR Rushmore Fund, Inc. of our report dated September 20, 2002 appearing in the FBR Total Return Bond Fund of The FBR Rushmore Fund, Inc. August 31, 2002 Annual Report, and to the references to us under the captions "Financial Highlights" appearing in the Prospectus, and "Custodian and Independent Public Accountant" and "Financial Statements" appearing in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Baltimore, Maryland
December 30, 2002